Exhibit 12
AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars in Millions)

	Nine months ended September 30, 2015	Year ended December 31, 2014
Earnings before income taxes	$355	$626
Undistributed equity in earnings of investees	(19)	(10)
Losses of managed investment entities attributable to noncontrolling interest	—	51
Fixed charges:
Interest on annuities	543	648
Interest expense	57	73
Debt discount, expense and other fixed charges	1	1
Portion of rentals representing interest	17	22
EARNINGS	$954	$1,411

Fixed charges:
Interest on annuities	$543	$648
Interest expense	57	73
Debt discount, expense and other fixed charges	1	1
Portion of rentals representing interest	17	22
FIXED CHARGES	$618	$744

Ratio of Earnings to Fixed Charges (*)	1.54	1.90

Earnings in Excess of Fixed Charges	$336	$667

(*)
The ratio of earnings to fixed charges for the nine months ended September 30, 2015 includes the impact of the $162 million pretax realized loss recorded on the pending sale of AFG's run-off long-term care business. Excluding this realized loss on subsidiaries, this ratio was 1.81 for the nine months ended September 30, 2015. Although the ratio excluding this realized loss on subsidiaries is not required or encouraged to be disclosed under Securities and Exchange Commission rules, it is presented to explain the decrease in this ratio between periods.

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